Exhibit 99.1

CONTACT:
Chris Boraas	Peter Rowe
Rural Cellular Corporation	AT&T Wireless
320.808.2451	425.580.7667
chrismb@rccw.com	peter.rowe@attws.com

For Immediate Release: October 14, 2003

Rural Cellular and AT&T Wireless
Exchange Wireless Operations in Oregon, Mississippi, and Alabama — Expand Roaming Agreement

REDMOND, WA and ALEXANDRIA, MN— AT&T Wireless (NYSE: AWE) and Rural Cellular Corporation (“Rural”) (OTCBB: RCCC) today announced that they have signed a definitive agreement to exchange wireless operations in Oregon, Mississippi and Alabama. The transaction is subject to federal regulatory approval and other conditions and is expected to close in early 2004.

In conjunction with the operations exchange, AT&T Wireless and Rural also have amended an existing roaming agreement, expanding territory in which AT&T Wireless customers will be able to roam on Rural’s network to include Rural’s GSM/GPRS network under development in the Pacific Northwest.

Under the exchange agreement, Rural will transfer to AT&T Wireless its operations in the Lincoln, Oregon-4 market between Salem and Eugene, Ore. This network supports 38,000 subscribers and covers a population of 226,000 people (POPs).

Rural will receive AT&T Wireless’ operations in the Dothan, Ala., Tupelo, Miss., and Columbus, Miss. markets. These operations support 16,000 subscribers and cover 732,000 total POPs, of which 545,000 POPs are incremental and adjacent to Rural’s existing South Region.

Rural will also receive PCS licenses strategically covering portions of its South, Midwest and Northwest regions that incorporate 2.4 million total POPs and 1.3 million incremental POPs.

“This exchange fills in an important piece of our coverage map in the Pacific Northwest,” said Robert Stokes, Senior Vice President — Business Development, AT&T Wireless. “We continue to focus on expanding the coverage of our digital network in a continuing effort to reduce our roaming costs. Obtaining operations in this part of Oregon, from the coast to the Cascades, is a strategically significant part of this initiative.

For Rural, the agreement supports its objective of bringing quality wireless coverage to rural areas where tourism, agriculture, and small businesses are prevalent. “The AT&T Wireless operations we acquire through this agreement expand our coverage area in Alabama and Mississippi and, together with the newly acquired licenses, further our strategic objective of establishing a quality network presence in these territories,” said Richard Ekstrand, president and CEO of Rural Cellular Corporation.

Teleconference

On October 15, 2003 at 8:00 AM CST, Rural will hold a teleconference to discuss the property exchange and other financial matters. To participate in the call, please dial (888) 455-9673, give the operator your name, and identify Richard Ekstrand as the call leader and RCC as the pass code. To access a replay of this call through October 20, 2003, dial (888) 568-0154. An audio replay of the teleconference can also be accessed by logging onto the Investor Relations section of Rural’s website at www.RCCwireless.com.

About AT&T Wireless

AT&T Wireless (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.49 million subscribers as of June 30, 2003, and revenues of more than $16.2 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally. For more information, please visit www.attwireless.com.

About Rural Cellular Corporation

Rural Cellular Corporation (OTCBB: RCCC), based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states. For more information, please visit www.RCCwireless.com.

Forward Looking Statements

This press release contains “forward-looking statements’’ which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements may include, without limitation, management’s expectations regarding: future financial and operating performance and financial condition, including the outlook for the fiscal year 2003 and subsequent periods; subscriber growth; industry conditions; balance sheet strength; liquidity and needs for additional financing; and the ability to generate positive free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ and Rural Cellular’s control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of technology migration strategies, the ability to continue to reduce costs and increase the efficiency of distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which AT&T Wireless and Rural Cellular operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ and Rural Cellular Corporation’s filings with the Securities and Exchange Commission.

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